Exhibit 5.1

Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

August 13, 2024

Board of Directors

Perspective Therapeutics, Inc.

2401 Elliott Avenue, Suite 320

Seattle, Washington 98121

Ladies and Gentlemen:

We are acting as counsel to Perspective Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $250,000,000 of shares of common stock, par value $0.001 per share, of the Company (the “ATM Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Controlled Equity OfferingSM Sales Agreement dated August 13, 2024 (the “Agreement”), by and among the Company and Cantor Fitzgerald & Co. and RBC Capital Markets, LLC, as sales agents (collectively, the “Agents”). The offering of the ATM Shares by the Company is being made pursuant to its automatic registration statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on May 24, 2024 (as may be amended from time to time, the “Registration Statement”), including a base prospectus dated as of May 24, 2024 (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated August 13, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Perspective Therapeutics, Inc. - 2 - August 13, 2024

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that assuming such issuance does not exceed the Maximum Amount (as defined in the Agreement), following (i) execution and delivery by the Company and the Agents of the Agreement, (ii) issuance of the ATM Shares pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the ATM Shares specified in the resolutions of the Board of Directors or a committee designated by the Board of Directors, the ATM Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP